Exhibit 10.3
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT, dated as of October 3, 2024 (this “Agreement”), is entered into by and between Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), and Ruben S. Martin III (the “Unitholder”).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Martin Resource Management Corporation, a Texas corporation (“MRMC”), MRMC Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), the General Partner (as defined herein), and the Partnership are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and upon the terms and subject to the conditions set forth therein) Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue as the surviving limited partnership in the Merger;
WHEREAS, as of the date hereof, the Unitholder is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of common units representing limited partner interests in the Partnership (the “Common Units”) set forth opposite the Unitholder’s name on Schedule A hereto (the “Existing Units”);
WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Partnership and the Unitholder are entering into this Agreement; and
WHEREAS, the Unitholder acknowledges that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants, and other agreements of the Unitholder set forth in this Agreement and would not enter into the Merger Agreement if the Unitholder did not enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Partnership and the Unitholder hereby agree as follows:
1.Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.
“Board” means the Board of Directors of the General Partner.
“Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.

“Covered Unitholder” means the Unitholder and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Units pursuant to Section 7(a), by joinder or otherwise.
“Covered Units” means the Existing Units of which the Unitholder is the Record Holder or beneficial owner as of the date hereof, together with any Common Units of which the Unitholder becomes the Record Holder or beneficial owner on or after the date hereof (or any Common Units with respect to which any Person as may later become party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder or beneficial owner of on or after the date hereof).
“General Partner” means Martin Midstream GP LLC, a Delaware limited liability company, which is the sole general partner of the Partnership.
“MRMC Entities” means, collectively, MRMC, the General Partner, Martin Resource, LLC, a Delaware limited liability company, MMGP Holdings, LLC, a Delaware limited liability company, Martin Product Sales LLC, a Texas limited liability company, and Cross Oil Refining & Marketing, Inc., a Delaware corporation.
“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.
“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.
“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 23, 2021, as amended, modified or supplemented from time to time.
“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
2.Agreement to Vote Covered Units. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting) in connection with the Merger, however called, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class) (i) in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against any action, agreement, transaction, or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues. Notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.
3.Grant of Irrevocable Proxy; Appointment of Proxy.
(a)FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, ROBERT D. BONDURANT, AND ANY OTHER PROXY DESIGNEE (AS DEFINED ABOVE), EACH OF THEM INDIVIDUALLY, SUCH COVERED UNITHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH COVERED UNITHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED UNITHOLDER HEREBY REPRESENTS TO PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION 3 IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.
(b)The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement in accordance with Section 5.
4.No Inconsistent Agreements. Each Covered Unitholder hereby represents, covenants, and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with such Covered Unitholder’s obligations pursuant to this Agreement.
5.Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) at the election of a Covered Unitholder in the event that the Conflicts Committee makes a Partnership Adverse Recommendation Change, and (d) the mutual written agreement of the parties hereto to terminate this Agreement (provided that any decision on behalf of the Partnership to terminate this Agreement pursuant to this clause (d) shall be made only by the Conflicts Committee) (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 12 to 20 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Upon termination of this Agreement in accordance with the foregoing provisions of this Section 5, none of the Covered Unitholders shall have any further obligations or liabilities hereunder, except as provided in the immediately preceding sentence.
6.Representations and Warranties of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to Partnership as follows:
(a)Such Covered Unitholder is the Record Holder and beneficial owner of, and has good and valid title to, the Covered Units, free and clear of all Liens, other than as created by this Agreement. Such Covered Unitholder has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Existing Units and the Common Units held by Senterfitt Holdings Inc., a Texas corporation, no Covered Unitholder is the Record Holder of, and no Covered Unitholder beneficially owns, any (i) units or voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for units or voting securities of the Partnership, or (iii) options or other rights to acquire from the Partnership any units, voting securities or securities convertible into or exchangeable for units or voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such Covered Unitholder is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such Covered Unitholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.
(b)Such Covered Unitholder represents that it has the requisite legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Covered Unitholder, the performance by such Covered Unitholder of its obligations hereunder, and the consummation by such Covered Unitholder of the transactions contemplated hereby have been duly and validly authorized by such Covered Unitholder and no other actions or proceedings on the part of such Covered Unitholder are necessary to execute and deliver this Agreement by such Covered Unitholder, perform such Covered Unitholder’s obligations specified hereunder, or the consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Covered Unitholder and, assuming due authorization, execution, and delivery by the Partnership, constitutes a legal, valid, and binding obligation of such Covered Unitholder, enforceable against such Covered Unitholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)(i) Except for the applicable requirements of the Exchange Act and the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Covered Unitholder for the execution, delivery and performance of this Agreement by such Covered Unitholder or the consummation by such Covered Unitholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Covered Unitholder, nor the consummation by such Covered Unitholder of the transactions contemplated hereby, nor compliance by such Covered Unitholder with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Covered Unitholder pursuant to, any contract to which such Covered Unitholder is a party or by which such Covered Unitholder or any property or asset of such Covered Unitholder is bound or affected or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Covered Unitholder or any of such Covered Unitholder’s properties or assets except, in the case of clause (A) or (B), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Covered Unitholder to perform its obligations hereunder.
(d)As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such Covered Unitholder or, to the knowledge of such Covered Unitholder, any other Person or, to the knowledge of such Covered Unitholder, threatened against such Covered Unitholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Partnership of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(e)Such Covered Unitholder understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such Covered Unitholder’s execution and delivery of this Agreement and the representations and warranties of such Covered Unitholder contained herein.
(f)Such Covered Unitholder acknowledges that such Covered Unitholder is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and based on such information as such Covered Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

(g)Such Covered Unitholder is an Affiliate (as defined in the Partnership Agreement) of the General Partner (as defined in the Partnership Agreement).
7.Certain Covenants of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly), hereby covenants and agrees, in each case, only on its own behalf, as follows, in each case except as otherwise approved in writing by the Conflicts Committee:
(a)Prior to the Termination Date, and except as contemplated hereby, such Covered Unitholder shall not (i) Transfer, or enter into any contract, option, agreement, or other arrangement or understanding with respect to the Transfer of any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units, or (iii) knowingly take any action that would make any representation or warranty of such Covered Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Covered Unitholder from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, such Covered Unitholder may Transfer any or all of the Covered Units, in accordance with applicable Law, to any of the MRMC Entities; provided that prior to and as a condition to the effectiveness of such Transfer, (i) each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party with the obligations of a Covered Unitholder and (ii) such MRMC Entity is an Affiliate of the General Partner (as defined in the Partnership Agreement). Any Transfer in violation of this provision shall be void.
(b)Prior to the Termination Date, in the event that such Covered Unitholder becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to Partnership, such Covered Unitholder shall promptly notify the Partnership and the Conflicts Committee of such Common Units or voting interests, such Common Units or voting interests shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by such Covered Unitholder set forth on Schedule A hereto shall be deemed amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.
8.Transfer Agent. Each Covered Unitholder hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, the Partnership or its counsel shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date.
9.Unitholder Capacity. This Agreement is being entered into by each Covered Unitholder solely in its capacity as a holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of such Covered Unitholder or any of its Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.
10.Disclosure. Each Covered Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Partnership Proxy Statement and Schedule 13E-3 such Covered Unitholder’s identity and ownership of the Covered Units and the nature of such Covered Unitholder’s obligations under this Agreement.
11.Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder contained herein shall not survive the Termination Date or the closing of the transactions contemplated hereby and by the Merger Agreement.
12.Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto and otherwise as expressly set forth herein; provided that the Partnership may not amend, modify or supplement this Agreement unless such action has been approved in writing by the Conflicts Committee.
13.Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
14.Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):
(i)If to the Unitholder (or any other Covered Unitholder):
Ruben S. Martin III
4200 B Stone Road
Kilgore, Texas 75662
Email: Ruben.Martin@martinmlp.com
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Street, Suite 900

Dallas, Texas 75201
Attention: Preston Bernhisel
Email: preston.bernhisel@bakerbotts.com

(ii)If to the Partnership:
Martin Midstream Partners L.P.
4200 B Stone Road
Kilgore, Texas 75662
Attention: Robert D. Bondurant
Email: bob.bondurant@martinmlp.com

with a copy (which shall not constitute notice) to:

Martin Midstream GP LLC
Attention: Byron Kelley, Chair of Conflicts Committee
4200 B Stone Road
Kilgore, Texas 75662
Email: brkwrs@gmail.com

and

Munsch Hardt Kopf & Harr, P.C.
500 N. Akard Street, Suite 4000
Dallas, Texas 75201
Attention: A. Michael Hainsfurther
Email: mhainsfurther@munsch.com

Notices shall be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15.Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.
16.No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, with the exception of those rights conferred to the Conflicts Committee in this Agreement.

17.Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of all other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Partnership Subsidiary, and a Covered Unitholder may Transfer any or all of such Covered Unitholder’s Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
18.Other Miscellaneous Provisions. The provisions of Sections 9.5, 9.7, 9.8, 9.10 and 9.11 of the Merger Agreement shall be incorporated into this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.
19.No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
20.Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment, termination or assignment of rights by the Partnership permitted by this Agreement must be approved by the Conflicts Committee.
[Signature pages follow.]

IN WITNESS WHEREOF, the Partnership and the Unitholder have caused to be executed or executed this Agreement as of the date first written above.
PARTNERSHIP:

MARTIN MIDSTREAM PARTNERS L.P.

By:    Martin Midstream GP LLC, its general partner

By:    /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    President and Chief Executive Officer

UNITHOLDER:

By: /s/ Ruben S. Martin III
Name:    Ruben S. Martin III
Signature Page to Support Agreement

SCHEDULE A

Unitholder	Existing Units
Ruben S. Martin III	159,350 Common Units

Schedule A to Support Agreement